Exhibit 99.1

Bank of the James Reports Second Quarter, First Half 2014 Financial Results

Continuing Growth Contributes to Record Asset, Loan, Deposit Levels

Lynchburg, VA., July 23, 2014 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and six months ended June 30, 2014.

Net income for the three months ended June 30, 2014 was $843,000 or $0.25 per diluted share, up 5.8% from $797,000 or $0.24 per diluted share for the three months ended June 30, 2013. Net income for the six months ended June 30, 2014 was $1.55 million or $0.46 per diluted share, compared with $1.59 million or $0.47 per diluted share for the six months ended June 30, 2013.

Performance Highlights

•	Net income in second quarter 2014 was the highest quarterly net income in the company’s history.

•	Net interest income after provision for loan losses increased to $4.02 million in second quarter 2014 compared with $3.90 million in second quarter 2013, reflecting slight growth in total interest income, lower interest expense, and no loan loss provision compared with a $55,000 loan loss provision in second quarter 2013.

•	Total loans (including loans held for sale), net of allowance for loan losses, rose to $361.63 million at June 30, 2014 – highest in the company’s history – compared with $332.56 million at June 30, 2013, reflecting growth in commercial lending and residential mortgage lending.

•	The bank added 11 new $200,000-plus commercial loan/deposit relationships during second quarter 2014, reflecting the growth of the bank’s commercial banking business in Region 2000 and new business generated by its Charlottesville, Virginia loan production office (LPO), opened in late 2013.

•	Total deposits rose to a record $400.26 million at June 30, 2014, compared with $388.79 million at June 30, 2013 and $387.40 million at December 31, 2013. The year-over-year increase included growth in lower-cost deposits, including noninterest bearing commercial demand deposit accounts (DDAs) linked to expanded relationships with business customers.

•	Total assets grew to a company-record $447.36 million at June 30, 2014 compared with $430.87 million at June 30, 2013, and up from $434.51 million at December 31, 2013.

•	The company continued to demonstrate strong asset quality, including a ratio of nonperforming assets to total assets of 1.00% in the second quarter 2014 compared with 1.59% in the second quarter 2013. The ratio of nonaccruing loans to total loans declined to 0.87% in second quarter 2014 compared with 1.49% in the prior year’s second quarter.

•	Reflecting continuing positive shareholder value trends, total stockholders’ equity increased to $32.63 million at June 30, 2014 compared with $29.77 million at December 31, 2013. Book value per share rose to $9.70 per share at June 30, 2014 compared with $8.67 at June 30, 2013 and $8.85 at December 31, 2013.

•	In May 2014, the company declared its first quarterly cash dividend to shareholders.

Robert R. Chapman III, President and CEO, commented: “Our quarterly results reflect steady loan growth, increased year-over-year levels of earning assets, and a stable net interest margin in the face of low interest rates. Winning new loans supported interest income growth despite continuing pressure on rates. We continue to carefully manage interest expense, including growing lower-cost core deposits, particularly noninterest-bearing deposits as part of broader banking relationships with commercial clients.

“We have added loan and deposit relationships throughout our franchise, and were particularly pleased with brisk mortgage lending business in our new Roanoke, Virginia office and continued lending traction demonstrated by our commercial loan production office in Charlottesville, Virginia. The bank received regulatory approval in the second quarter 2014 to expand services offered in the Charlottesville office, which is now able to open deposit accounts as part of a relationship approach to banking.

“As we have grown, we continue to improve what we feel was already strong asset quality and have maintained a strong balance sheet. Our results reflected the positive impact of lower expenses related to owned, foreclosed properties. Our balance of other real estate owned (OREO) declined to $1.33 million at June 30, 2014 from $1.82 million at June 30, 2013. We have been able to steadily sell owned assets while adding very few during this period as we have maintained strong asset quality in our loan portfolio.

“Our financial performance continues to reflect increased scale and meaningful gains in building the Bank of the James franchise.”

Second Quarter 2014 Income Statement Highlights

Net income for the three months ended June 30, 2014 was $843,000 or $0.25 per diluted share, compared with $797,000 or $0.24 per diluted share for the three months ended June 30, 2013.

The company’s total interest income was $4.61 million in second quarter 2014 compared with $4.57 million in second quarter 2013. Total interest expense declined to $587,000 at June 30, 2014 compared with $610,000 at June 30, 2013, reflecting interest expense management, including selective re-pricing of higher cost time deposits. This contributed to a decline in expense related to time deposits compared with second quarter 2013. Net interest income increased to $4.02 million for the three months ended June 30, 2014 compared with $3.96 million at June 30, 2013.

J. Todd Scruggs, CFO, commented: “We continue to address the low interest environment, working to re-balance portfolios to reflect competitive pricing on the deposit side, and by offering fair rates and loan structures on the lending side. The addition of noninterest-bearing business checking accounts linked to commercial banking relationships contributed to our ability to maintain a 3.96% net interest margin in second quarter 2014, while experiencing only a slight year-over-year decline in our interest spread.”

Noninterest income from mortgage origination fees, service charges and commissions, including fees from the bank’s expanded line of treasury management services for commercial customers and gains on sales of securities from the bank’s investment portfolio, was $957,000 in second quarter 2014 compared with $905,000 in second quarter 2013. Mortgage fee income which is included in the numbers above was $407,000 in the second quarter 2014 as compared to $340,000 in the second quarter of 2013. The increase was directly attributed to an increase in purchase mortgage activity in our market.

Noninterest expense increased 2.34% to $3.76 million at June 30, 2014 compared with $3.67 million at June 30, 2013, primarily reflecting increases in compensation, equipment, and marketing expenses related to our expansion efforts. The company’s efficiency ratio was 75.44% in second quarter 2014 compared with 75.50% in second quarter 2013.

Chapman noted: “We believe the company can make progress to improve the efficiency ratio, however, it does reflect the investments we have made during the past year in people, operational technology, and expanding our presence in new markets. Our Charlottesville and Roanoke, Virginia offices have demonstrated accelerating productivity since they opened at the beginning of 2014, which has been very encouraging.”

First Half 2014 Income Statement Highlights

Net income for the six months ended June 30, 2014 was $1.55 million or $0.46 per diluted share, compared with $1.59 million or $0.47 per diluted share for the six months ended June 30, 2013. First half 2014 net income partially reflected the impact of harsh weather in first quarter 2014, which caused a slowdown in lending activity, particularly residential mortgages.

Net interest income rose to $7.98 million in first half 2014 compared with $7.88 million in first half 2013, as interest income increased slightly year-over-year while the company reduced interest expense by approximately 4% in first half 2014 compared with first half 2013. The company’s provision for loan losses declined to $55,000 in first half 2014 compared with $290,000 in first half 2013, reflecting continuing asset quality improvement year-over-year.

Noninterest income for the six months ended June 30, 2014 was $1.67 million compared with $1.87 million at June 30, 2013, with the decline primarily reflecting a decrease in gain on sale of securities, which was offset by a slight increase in fee income from residential mortgage originations and increased fee income from commercial treasury management services. Noninterest expense was $7.37 million in first half 2014 compared with $7.20 million in first half 2013, primarily reflecting an increase in compensation expenses, which included the addition of personnel in the company’s Roanoke and Charlottesville offices and equipment and marketing costs related to the new offices. Expenses related to OREO declined as the company continued to reduce its portfolio of foreclosed and OREO properties.

Balance Sheet Highlights and Outlook

Loans (including loans held for sale), net of allowance for loan losses, rose to $361.63 million for the three months ended June 30, 2014 compared with loans (including loans held for sale), net of allowance for loan losses, of $332.56 million for the three months ended June 30, 2013. The company’s allowance for loan losses declined 5.48% to $5.18 million in at the end of the second quarter 2014 compared with $5.48 million at June 30, 2013, reflecting ongoing improvements in asset quality.

Owner-occupied real estate loan totals increased 9% at June 30, 2014 compared with totals in second quarter 2013, while investor-owned non-owner occupied and commercial real estate totals grew 12% in second quarter year-over-year comparisons.

“During the past year, we have made ongoing progress to diversify the bank’s loan portfolio,” Chapman explained. “We have in the past several years added diversification to our loan portfolio through increased commercial lending, while we have grown residential mortgage lending and lines of credit.”

Commercial loans increased to $61.09 million in at June 30, 2014 compared with $59.62 million at June 30, 2013. Owner-occupied real estate totals rose 8.7% to $109.96 million compared with $101.14 million in the prior year’s second quarter, and the company’s portfolio of investor-owned real estate grew 12.3% to $108.27 million in second quarter 2014 compared with $96.40 million in second quarter 2013. Consumer lines of credit increased year-over-year, while consumer and construction loan totals increased 3% year-over-year.

Total deposits at June 30, 2014 increased to a record $400.26 million compared with $388.79 million at June 30, 2013 and $387.40 million at December 31, 2013. Total assets grew to $447.36 million at June 30, 2014, up from $430.87 million at June 30, 2013 and $434.51 million at December 31, 2013. The company accomplished asset growth while shrinking its portfolio of OREO to $1.33 million at June 30, 2014 compared with $1.82 million at June 30, 2013, reflecting steady disposition of owned properties and few assets being added to OREO.

The company grew its balance sheet while continuing to improve asset quality metrics. At June 30, 2014, the company’s ratio of nonperforming loans to total loans was 0.87%, its allowance for loan losses to total loans was 1.42%, with an allowance for loan losses to nonaccruing loans of 164.19%. The bank’s “Texas Ratio” (NPAs + Troubled Debt Restructurings: Capital + Loan Loss Reserve), a measurement of asset quality, was 10.81% at June 30, 2014.

For the three months ended June 30, 2014, return on average assets (ROAA) was 0.75% compared with ROAA of 0.75% for the three months ended June 30, 2013, while return on average equity (ROAE) was 10.30% in second quarter 2014 compared with 10.74% in second quarter 2013. Several measurements of shareholder value increased, with total stockholders’ equity rising to $32.63 million at June 30, 2014 compared with $29.05 million at June 30, 2013, while the company’s book value rose to $9.70 per share at June 30, 2014 compared with $8.67 at June 30, 2013.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.31%, an approximate tier 1 risk-based capital ratio of 12.05% and an approximate total risk-based capital ratio of 13.30% at June 30, 2014.

Chapman concluded: “We believe our strategies to build long-term banking relationships with customers, aggressively pursue opportunities, win new business, and provide the superior service and capabilities necessary to retain business have all built the value of our company. During the past several years, we have significantly strengthened the company’s balance sheet, which has allowed the positive impact of growth to translate to our bottom line. We are encouraged about the remainder of the year as economic conditions continue to improve, providing us with more opportunities to add business.

“Growing shareholder value remains a strong focus, and it was a significant event in the company’s history to declare our first quarterly cash dividend. We look forward to continued growth and building the value of our company in the process.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. The company is celebrating its 15th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2014	Three months ending Jun 30, 2013	Change	Year to date Jun 30, 2014	Year to date Jun 30, 2013	Change
Interest income	$4,610	$4,567	0.94%	$9,155	$9,104	0.56%
Interest expense	587	610	–3.77%	1,178	1,226	–3.92%
Net interest income	4,023	3,957	1.67%	7,977	7,878	1.26%
Provision for loan losses	—	55	–100.00%	55	290	–81.03%

Noninterest income	957	905	5.75%	1,674	1,869	–10.43%
Noninterest expense	3,757	3,671	2.34%	7,366	7,202	2.28%
Income taxes	380	339	12.09%	682	670	1.79%
Net income	843	797	5.77%	1,548	1,585	–2.33%
Weighted average shares outstanding	3,364,874	3,352,725	0.36%	3,364,874	3,352,725	0.36%
Basic net income per share	$0.25	$0.24	$0.01	$0.46	$0.47	$(0.01)
Fully diluted net income per share	$0.25	$0.24	$0.01	$0.46	$0.47	$(0.01)

Balance Sheet at period end:	Jun 30, 2014	Dec 31, 2013	Change	Jun 30, 2013	Dec 31, 2012	Change
Loans, net	$358,451	$339,994	5.43%	$331,703	$319,922	3.68%
Loans held for sale	3,180	1,921	65.54%	861	904	–4.76%

Total securities	39,046	49,628	–21.32%	46,085	53,369	–13.65%
Total deposits	400,261	387,398	3.32%	388,788	399,015	–2.56%
Stockholders’ equity	32,633	29,772	9.61%	29,053	29,613	–1.89%
Total assets	447,360	434,511	2.96%	430,871	441,381	–2.38%
Shares outstanding	3,364,874	3,364,874	—	3,352,725	3,352,725	—
Book value per share	$9.70	$8.85	0.85	$8.67	$8.83	$(0.17)

Daily averages:	Three months ending Jun 30, 2014	Three months ending Jun 30, 2013	Change	Year to date Jun 30, 2014	Year to date Jun 30, 2013	Change
Loans, net	$352,333	$326,672	7.86%	$347,887	$324,066	7.35%
Loans held for sale	1,539	915	68.20%	1,089	936	16.35%
Total securities	45,089	48,426	–6.89%	48,216	50,702	–4.90%
Total deposits	402,723	386,778	4.12%	397,975	387,385	2.73%
Stockholders’ equity	32,832	29,756	10.34%	32,499	29,389	10.58%
Interest earning assets	409,641	390,048	5.02%	406,318	390,577	4.03%
Interest bearing liabilities	339,666	332,744	2.08%	339,021	333,077	1.78%
Total assets	448,363	428,946	4.53%	444,128	429,230	3.47%

Financial Ratios:	Three months ending Jun 30, 2014	Three months ending Jun 30, 2013	Change	Year to date Jun 30, 2014	Year to date Jun 30, 2013	Change
Return on average assets	0.75%	0.75%	—	0.70%	0.74%	(0.04)
Return on average equity	10.30%	10.74%	(0.44)	9.61%	10.88%	(1.27)
Net interest margin	3.96%	4.10%	(0.14)	3.98%	4.10%	(0.12)
Efficiency ratio	75.44%	75.50%	(0.06)	76.32%	73.89%	2.43
Average equity to average assets	7.32%	6.94%	0.38	7.32%	6.85%	0.47

Allowance for loan losses:	Three months ending Jun 30, 2014	Three months ending Jun 30, 2013	Change	Year to date Jun 30, 2014	Year to date Jun 30, 2013	Change
Beginning balance	$5,261	$5,606	–6.15%	$5,186	$5,535	–6.31%
Provision for losses	—	55	–100.00%	55	290	–81.03%
Charge-offs	(97)	(271)	–64.21%	(101)	(457)	–77.90%
Recoveries	13	85	–84.71%	37	107	–65.42%
Ending balance	5,177	5,475	–5.44%	5,177	5,475	–5.44%

Nonperforming assets:	Jun 30, 2014	Dec 31, 2013	Change	Jun 30, 2013	Dec 31, 2012	Change
Total nonperforming loans	$3,153	$3,066	2.84%	$5,014	$6,346	–20.99%
Other real estate owned	1,329	1,451	–8.41%	1,817	2,112	–13.97%
Total nonperforming assets	4,482	4,517	–0.77%	6,831	8,458	–19.24%
Troubled debt restructurings - (performing portion)	559	564	–0.89%	567	572	–0.87%

Asset quality ratios:	Jun 30, 2014	Dec 31, 2013	Change	Jun 30, 2013	Dec 31, 2012	Change
Nonperforming loans to total loans	0.87%	0.89%	(0.02)	1.49%	1.94%	(0.45)
Allowance for loan losses to total loans	1.42%	1.50%	(0.08)	1.62%	1.69%	(0.07)
Allowance for loan losses to nonperforming loans	164.19%	169.15%	(4.95)	109.19%	87.22%	21.97